EXHIBIT 10.12

May 2, 2022

Dear Dan:

We are pleased to offer you employment as the Chief Enterprise Operations and Technology Officer. Your corporate title will be Senior Executive Vice President. At Regions, we work every day to make life better for our customers, communities, and each other. We look forward to having you join our team and help us fulfill this mission.

In this position, we are offering you the following compensation package:

BASE SALARY: Your annualized base salary will be $600,0000.00, less applicable taxes, which will be paid in accordance with Regions' normal practices.

EMPLOYMENT BONUS: You will be paid a one-time, sign-on bonus of $630,000.00, less applicable taxes, assuming you execute a Repayment Agreement prior to commencing employment. The employment bonus will be paid within 30 days following your hire date. As further explained in the Repayment Agreement, if your employment terminates prior to the one-year anniversary of the later of the execution of the agreement or your hire date, you must repay the entire employment bonus to Regions. Should your employment terminate after the one-year anniversary of the later of the execution of the agreement or your hire date, but before your second anniversary, you must repay half the employment bonus to Regions.

ANNUAL INCENTIVE: You will be a participant in Regions Executive Incentive Plan (EIP), the terms of which are set forth in the plan document. Your base bonus opportunity (BBO) will be 115% of your eligible earnings (as defined in the incentive plan) for 2022 plan year. The 2022 payout is based on a combination of 70% Corporate Performance and 30% individual performance, measured against pre-determined goals, and can range from 0 to 2 times your BBO. The amounts paid under the plan will be based on the terms and conditions of the plan in effect at the time of payout and subject to approval by Compensation and Human Resources Committee (CHR Committee) of the Board of Directors.

EXECUTIVE LONG-TERM INCENTIVE: Beginning with the 2023 grant, you will be eligible to receive a long-term incentive award under the Regions 2015 Long-Term Incentive Plan (LTIP), the terms of which are set forth in the plan document. Your participation will be at a level commensurate with your position and performance, with an anticipated target economic value of $1,200,000.00. It is anticipated the grant value will be split equally between Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and Cash Performance Units (PUs). The CHR Committee must approve all awards granted to you under the LTIP. Award targets are reviewed annually and are subject to change based on market and economic conditions. Generally, the award will vest three years from the date of grant as long as you remain employed by Regions, is subject to performance conditions, and is subject to the terms and conditions of the LTIP. Further details governing this grant will be sent to you via email soon after the grant date.

SPECIAL EQUITY GRANT: You will receive a one-time RSU grant with an economic value of $1,000,000.00 on the first day of the following quarter after your employment date, provided you are employed in good standing on the quarterly grant date. The award will vest ratably on the first, second, and third anniversary of the date of grant as long as you remain employed by Regions on the date it is paid. The grant is subject to the terms and conditions of the LTIP and the award agreement.

Additionally, you will be eligible to participate in the Regions Executive Severance Plan, which generally provides severance benefits as follows:

oIn the event of a termination of employment due to “cause” or f or “good reason” in connection with a change in control of Regions, a benefit of equal to two times your base salary and bonus, plus a prorated bonus, plus a payment equal to 24 times the difference in the monthly cost of COBRA continuation coverage under the medical plan and your associate cost; and

oin the event of a termination of employment without cause, a benefit equal to 18 months base salary, plus a prorated bonus.

RELOCATION: As discussed, Regions will provide a one-time miscellaneous relocation allowance of $30,000. This allowance is an exception to our standard relocation provision described in the attached Relocation Policy. Our relocation company, OneSource, is there to assist in making your move as smooth as possible. Please read the attached Relocation Policy to understanding what will be covered in your upcoming relocation. While the policy is all inclusive, here are a few additional guiding principles for your move:

oIt is your responsibility to read and understand the relocation policy.
oShould you leave within the first 24 months after date of relocation, you will be responsible for reimbursing Regions for expenses incurred as stated in the policy. If your position is eliminated, you will not have to reimburse Regions for your relocation expenses.
oYou must use our designated relocation company, OneSource Relocation, to obtain relocation benefits. If you elect to go outside of our relocation policy, you could lose your benefits.
oAny expenses incurred as exceptions to the policy are charged to your cost center (exceptions must be pre-approved in writing). If not pre-approved in writing, you will be responsible for these expenses.

As with any bank expenses, you should spend the dollars as though they were your own. Excessive charges for travel booked at the last minute, luxury hotels or rental cars and expensive meals are not in keeping with the cost consciousness of the bank and should be avoided.

VACATION: You will be eligible for 20 days of vacation in current year, and for 20 days of vacation in subsequent years.

BENEFITS: You will be able to participate in a broad array of employee benefits. Please see the Benefits Summary for more information.

This offer is conditional upon you having provided Regions an accurate and complete description of any agreements you have or may have with a current or prior employer that restrict your ability to work for Regions in whole or in part. Further, this offer is conditional upon you providing to Regions for review a copy of any agreement with a current or prior employer that restricts your ability to work for Regions in whole or in part immediately upon your receipt of same by your current or prior employer or anyone acting on their behalf.

Your employment will begin on a date that is agreed upon by you and Regions.

NON-SOLICITATION OF REGIONS’ EMPLOYEES, INDEPENDENT CONTRACTORS, AND VENDORS

At all times during your Regions employment and for a period of one year following the termination of your Regions employment for any reason, you agree not to directly or indirectly recruit, solicit, induce, or otherwise influence any Regions employee, independent contractor, vendor, or other affiliated person to resign, terminate, modify, limit, or otherwise alter his/her relationship with Regions, or to join you, your new employer, or any other person or entity.

MANDATORY STATEMENTS: Notwithstanding this employment offer, your participation in and payments under any of Regions’ benefit plans and programs are subject to the terms and conditions of such plans and programs, and Regions reserves the right to modify, amend, or terminate its plans and programs at any time. Further, any plans, programs, or payments described in this letter are subject to change if deemed necessary or desirable to comply with applicable laws, regulations, and/or regulatory or other guidance.

This offer is contingent on the satisfactory outcome of Regions' verification of your employment history and educational record, a criminal background and fingerprint check, and proof of eligibility to work in the U.S. administered by a third-party vendor in accordance with applicable laws and regulations. Based on the results of a fingerprint check, Regions may conduct a second background check either before or shortly after your start date. Regions reserves the right to terminate your employment if a second background check reveals any criminal convictions that were not previously disclosed.

Employment with Regions will be “at-will.” This means that your employment with Regions is voluntarily entered into, and either you or Regions can terminate your employment at any time, for any reason, with or without prior notice.

I look forward to your response. To accept, please provide your electronic signature on this letter. Your signature acknowledges that you have read, understand, and agree to the terms and conditions of the offer. Please contact me at 205-326-5482 or David.keenan@regions.com if you have any questions.

Thank you for choosing Regions as a place to build your career.

Sincerely,

David R. Keenan
Chief Administrative and Human Resource Officer
Regions Financial

I have read, understand, and agree to the terms and conditions described in this offer of employment and acknowledge that, except as set forth herein, no other commitments were made to me as part of this offer of employment. Further, I understand that Regions does not expect as part of my employment that I provide any proprietary and/or confidential information that is the property of any other institution or entity, and Regions specifically does not want and will not accept any such information, and I am instructed not to bring any such information, in whatever format, with me to Regions. Further, I have provided to Regions a copy of any agreement from a current or prior employer or organization that contains non- solicitation, non-competition, or similar provisions.

/s/Dan Massey
Dan Massey

Bring Your Whole Self to Work

We have a passion for creating an inclusive environment that promotes and values diversity of race, color, national origin, religion, age, sexual orientation, gender identity, disability, veteran status, genetic information, sex, pregnancy, and many other primary and secondary dimensions that make each of us unique as individuals and provide valuable perspective that makes us a better company and e9mployer. More importantly, we recognize that creating a workplace where everyone, regardless of background, can do their best work is the right thing to do.

OFCCP Disclosure: Equal Opportunity Employer/Disabled/Veterans